DEED OF DISCLAIMER OF INTEREST

To Whom It May Concern:

WHEREAS:

A. On or about the 15th day of August, 2006, Li Gangjin, an individual residing at the material time in Beijing, the People's Republic of China, did make a gift of the legal and beneficial ownership for no consideration to his son, Li Ang, an individual residing at the material time in North Vancouver, Canada, one hundred (100) shares in the capital stock of China Honour Investment Limited, a body corporate pursuant to the laws of the British Virgin Islands (the "Shares");

B. Li Ang is now and has been at all material times an infant under the *Age of Majority Act* of the Province of British Columbia;

C. Chunfeng Gao of North Vancouver, in the province of British Columbia, Canada, is the morther and legal guardian of Li Ang and has knowledge of the gift of the Shares to Li Ang.

D. Li Ang has not, at any time, accepted the Shares by assertion of dominion over the Shares or by exercise of any incidence of ownership whatsoever;

E. Li Ang has not, at any time, derived material benefit directly or indirectly from or exercised any rights as a shareholder with respect to the Shares; and

F. Chunfeng Gao, legal guardian of Li Ang and acting for Li Ang, has decided in consideration of the circumstances that it is in the best interests of Li Ang to clearly and irrevocably disclaim any and all interest Li Ang has or may have in the Shares.

THIS AGREEMENT WITNESSES that the undersigned **HEREBY DECLARES**, on behalf of Li Ang that:

1) She irrevocably disclaims and renounces any and all legal and beneficial interest in the gift of the Shares that Li Gangjin intended for Li Ang on the 15th day of August, 2006,

2) To the best of the knowledge of the undersigned, Li Ang has not asserted dominion over the Shares nor benefited directly or indirectly in a manner that would be inconsistent with the intent that this declaration of disclaimer and renunciation be effective to render the gift of the Shares *void ab initio*.

IN WITNESS whereof, the undersigned has executed this Deed of Disclaimer of Interest on the 2nd day of July, 2009.

SIGNED, SEALED and DELIVERED by Chunfeng Gao, legal guardian of **LI ANG** on behalf of **LI ANG** and in the presence of:

Signature
CHUNFENG GAO
Print Name
3443 Anne Macdonald Way, North Vancouver, BC, Canada, V7G 2S7
Address
Small Business Ownder
Occupation

CHUNFENG GAO
As legal guardian of **LI ANG**, for **LI ANG**